Exhibit 99.1

Arrow Electronics Names Laurel J. Krzeminski as a New Director to Its Board

CENTENNIAL, Colo.--(BUSINESS WIRE)--December 11, 2018--Arrow Electronics, Inc. (NYSE:ARW) announced that Laurel J. Krzeminski, retired executive vice president and chief financial officer of Granite Construction Incorporated, has been appointed to the company's board of directors. The addition of Ms. Krzeminski will increase the total number of directors on the board to ten.

“I am delighted to have Laurel join our board. She brings tremendous experience as the CFO of a listed company, in-depth knowledge of accounting principles, and experience balancing excellent organic growth with acquisition-led expansion,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics. “As we continue to advance our strategy to be the foremost technology lifecycle solutions provider, Laurel will be a valuable addition to our board.”

From 2010 to July 2018, Ms. Krzeminski was chief financial officer of Granite Construction, one of the nation’s largest infrastructure contractors and construction materials producers. She served as Granite Construction’s vice president and corporate controller from 2008 to 2010. Prior to joining Granite Construction, Ms. Krzeminski worked for The Gillette Company from 1995 to 2007 which was merged into Proctor & Gamble (“P&G”) in 2005, where she held several corporate and operational finance positions that included serving as the finance director for the North American business units of P&G’s subsidiaries, Duracell and Braun. Ms. Krzeminski also has public accounting experience with an international accounting firm.

Ms. Krzeminski is currently a member of the board of directors of Terracon, a private company, and Limbach Holdings, Inc.

Arrow Electronics guides innovation forward for over 150,000 of the world’s leading manufacturers of technology used in homes, business and daily life. With 2017 sales of $26.6 billion, Arrow aggregates electronics and enterprise computing solutions for customers and suppliers in industrial and commercial markets. The company maintains a network of more than 345 locations serving over 80 countries. Learn more at FiveYearsOut.com.

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Arrow Electronics
Steven O’Brien
Vice President, Investor Relations
303-824-4544
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Vice President, Global Communications
303-824-4586